                                                                   EXHIBIT 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                    CO-DEVELOPMENT AND MARKETING AGREEMENT

     This Co-Development and Marketing Agreement is made effective as of January 25, 2000 (the "Effective Date") by Noosh, Inc., a California corporation having a place of business at 3401 Hillview Avenue, Palo Alto, California 94303 ("Noosh"), and R.R. Donnelley & Sons Company, a Delaware corporation having a place of business at 77 West Wacker Drive, Chicago, IL 60601 ("RRD").

                                   Recitals

     A. Noosh is engaged in the business of, among other things, designing, developing, and providing an Internet-based service known as "Noosh.com," which is designed to help improve the process of buying, selling and managing print jobs by providing a web site where corporate print buyers, printers and creative agencies can work collaboratively on print jobs.

     B. RRD is engaged in the business of, among other things, providing print-related products and services to its customers.

     C. Noosh and RRD desire to enter into a relationship whereby the parties will work together to actively promote and market the usage of the Noosh Service (as defined below), particularly by RRD, RRD's customers and others for print jobs within certain segments of the print industry. Initially, pursuant to a User Agreement to be entered into between the parties as of the Effective Date, RRD will be entitled to access and use of the standard Noosh Service for the processing of print jobs. Promptly following the Effective Date, the parties also intend to create rrd.noosh.com, a private web site which will link users of RRD's web site to the Noosh Service and feature RRD as the only print vendor permitted to interact with print buyers through rrd.noosh.com. Subsequently, the parties intend to extend the functionality of rrd.noosh.com by integrating the Noosh Service with up to four RRD Portals (as defined below).

     D. The parties also wish to undertake co-marketing activities for their mutual benefit as further specified in this Agreement.

                                   Agreement

     Accordingly, in consideration for their respective covenants set forth below, the parties agree as follows:

          1.   Definitions.  As used in this Agreement:

          1.1 "Affiliate" of a party means any person, corporation or other entity (i) which own more than 50% of the voting securities or ownership interest of such party ("Parent"); (ii) in which such party, directly or indirectly, owns more than 50% of the voting securities or ownership interest; or (iii) in which such party's Parent, directly or indirectly, owns more than 50% of the voting securities or ownership interest.

          1.2  "API" means an application's programmer's interface.

          1.3 "Integration Code" means the software, programming code, API's and other software-based technology used or developed by the parties, whether alone, jointly or with

                                       1.

others, in object code form only, for use in integrating the Noosh Service with the RRD Portals pursuant to Section 3 below.

          1.4 "Integration SC" means the Integration Code, excluding third-party source code for which Noosh does not have rights to sublicense, in human-readable source code format and any programmer's notes or other related materials, licensed to RRD pursuant to Section 3.5 below.

          1.5 "Intellectual Property Rights" means all current and future worldwide copyrights, trade secrets, patents and other patent rights, utility models, mask work rights, moral rights, trademarks, trade names, service marks, and all other intellectual property rights, including all applications and registrations with respect thereto.

          1.6 "Noosh Competitor" means [*] together with any of their respective Affiliates or successors in interest, together with any other persons or entities which market the products, services or technologies of [*] under license from [*]

          1.7 "Noosh Marks" means the trademarks, service marks, trade names, and logos of Noosh listed in Exhibit A, as such list may be updated from time to
                             ---------
time by Noosh.

          1.8 "Noosh Service" means Noosh's proprietary Internet-based service as described in Recital A above, provided by Noosh through www.noosh.com or any successor web site, as such service may be revised, augmented, superseded, enhanced, modified or supplemented from time to time. For the purposes of this Agreement, the Noosh Service will include [*] The Noosh Service shall not include [*]

          1.9 "Noosh Technology" means the software, programming code, API's, and other technology used or developed by Noosh, (whether alone or with others) or licensed by Noosh from third parties, to develop and provide the Noosh Service and rrd.noosh.com, together with any modifications, improvements, enhancements and derivative works made to or from any of the foregoing by either party in connection with this Agreement. Without limiting any rights of RRD in the RRD Marks, Noosh Technology will include all such technology used to create the RRD GUI as displayed within the Noosh Service (as integrated with the RRD Portals) or rrd.noosh.com.

          1.10 "Print Vendor" means, with respect to any print job run on the Noosh Service (whether directly on the Noosh Service or through rrd.noosh.com or an RRD Portal), the corporation or other entity which, by itself or through subcontractors, is responsible for or performs the actual printing of materials which are the subject of such print job.

          1.11 "RRD Competitor" means [*] together with any of their respective Affiliates or successors in interest, together with any other persons or entities which market the products, services or technologies of [*] under license from [*]

[] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

                                       2.